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                                                                  EXHIBIT 23

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated August 31, 1994, and December 21, 1994, related to the financial statements of Halliburton Compression Services as of June 30, 1994, and December 31, 1993 and 1992, and for the six months ended June 30, 1994, and the three years in the period ended December 31, 1993, and as of November 30, 1994, and for the eleven months ended November 30, 1994, respectively, included in this Form 8-K/A-1 of Tidewater Inc., and to the incorporation by reference of our reports included in this Form 8-K/A-1 into Tidewater Inc.'s previously filed Registration Statements 2-69356 and 33-38240 on Form S-8.

                                ARTHUR ANDERSEN L.L.P.

Dallas, Texas
  January 19, 1995